BioCube

IUT Medical GmbH

joint Venture with BioCube. Inc.

Letter of Agreement

If not executed, this Letter of Agreement expires 1 September 2014

This binding Letter of Agreement sets forth the summary of terms upon which BioCube, Inc. and its affiliates ("BioCube") and IUT Medical GmbH ("IUT-M") will arrange a transaction where BioCube and IUT-M will form Joint Venture ("JV") to commercialize a device for detecting use of marijuana in breath being developed by IUT-M ("BT Device").

General

BioCube and IUT-M have agreed to form _IV for the purposes of commercialization of BT Device being developed by IUT-M per JV terms described below. Expected corporate name for JV will be "MBT Ltd." Executive summary follows term sheet section.

JV Terms

1.

JV will receive ownership and exclusive world-wide license to BT Device from IUT-M

2.

BioCube ownership in JV 51%

3.

IUT-M ownership in JV 49%

4.

Expected public spin-off of IV: 9-18 months after initial product sales (provided sufficient business volume is achieved)

5.

IUT-M will receive agreed to royalty payments on products sold by JV

6.

IUT-M will receive 1,000,000 shares of BioCube, currently trading on OTC Stock Exchange

Royalty Agreement

JV will enter into royalty agreement with IUT-M substantially along the following terms:

1.

Royalty rate: 2.5 % on sale of "products" manufactured by MBT Ltd.

2.

Expiration: On spin-off of MBT Ltd into stand-alone public entity

Conditions to Close

1.

Agreement to and execution of a definitive agreement.

2.

Receipt of all necessary director and other consents and approvals to the transfers and transactions contemplated.

3.

Definitive Agreements shall be promptly prepared and executed. The parties agree that due diligence will start immediately upon signing the Term Sheet and the drafting of Definitive Agreements will begin at the same time.

Closing	The Closing will be on or about 1 September 2014. This is a binding Term Sheet, subject only to due diligence and definitive documentation.

BioCube, Inc. 10 Blackledge Court, Closter NJ 07624 201.750.2001 (PHONE) - 201.750.2999 (FAX)	s/s BR, JL

BioCube

Confidentiality

IUT-M and BioCube will not disclose the contents of this Term Sheet and the confidential information provided each to the other, to any person or entity other than their necessary officers, directors, employees and affiliates (including attorneys, accountants and advisors,) required to implement the provisions of this Term Sheet, which officers, directors, employees and affiliates shall also be bound by the terms of this agreement.

Press Releases	IUT-M hereby authorizes BioCube to make such announcements regarding its participation in the JV, subject to approval by both parties on the content and wording of the announcements.
Due Diligence

Financial condition and assets, among other things, satisfactory to BioCube in its sole and reasonable determination.

BioCube (and its attorneys, advisors, agents and accountants) will be given reasonable access to the BT Device technology, its intellectual property and development plans, which BioCube acknowledges are confidential and proprietary information of IUT-M and subject to the Confidentiality Agreement previously executed.

Fees and Expenses	Each party shall be solely responsible for its respective fees and expenses, including, but not limited to, attorneys' fees incurred in connection with the transactions contemplated.
Continued Operations	IUT-M shall continue to manage and operate all aspects of the business of IUT-M in the ordinary course in a manner consistent with existing business practices.
Material Adverse Change

IUT-M shall promptly inform BioCube of any significant developments concerning IUT-M or other material developments, which IUT-M believes would materially affect the financial performance, prospects, value or viability of BT Device technology, or IUT-M business, which they believe may otherwise materially interfere with the consummation of the transactions contemplated.

Break Up and No Shop Provision

IUT-M will not directly or indirectly offer or entertain any offer, proposal or discussions concerning the possible transaction related to BT Device as may be contemplated with any party other than BioCube throughout the term of this Letter of Agreement.

Indemnification	The IUT-M and BioCube shall indemnify and hold each other harmless from and against any loss, claims, damages and other expenses that either party

BioCube, Inc.

s/s BR, JL

10 Blackledge Court, Closter NJ 07624
201.750.2001 (PHONE) - 201.750.2999 (FAX)

BioCube

may suffer in connection with a breach by the other party of any representation, warranty, covenant or agreement contained herein.
Miscellaneous

Governed by and construed in accordance with the internal laws of

Switzerland. Binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, successors and assigns.

The parties understand and agree that the contemplated transaction must be closed by

1 September 2014 and shall be conditioned upon satisfactory completion of documentation, due diligence and approval.

AGREED AND ACCEPTED THIS  22nd DAY OF   August, 2014:

Accepted and confirmed by the undersigned as of the date indicated.

IUT Medical GmbH

BioCube Inc.

    s/s

   s/s

Jurgen Leonhardt

Boris Rubizhevsky

President

President

BioCube, Inc.

10 Blackledge Court, Closter NJ 07624
201.750.2001 (PHONE) - 201.750.2999 (FAX)